UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2013

RECOVERY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On September 19, 2013 the Company announced the appointment of Abraham Mirman, age 43, as the President of the Company, effective September 17, 2013.  Also effective on September 17, 2013, A. Bradley Gabbard, age 58, formerly President of the Company, was named the Chief Operating Officer of the Company.  While President of the Company, Mr. Gabbard was the Company’s principal operating officer and will continue that role as Chief Operating Officer.  Mr. Gabbard will also continue his role as the Chief Financial Officer of the Company.

Between 2006 and 2011, Mr. Mirman served as Chairman of the Board of Cresta Capital Strategies LLC; between 2011 and 2012, he served as Head of Investment Banking at BMA Securities; and between 2012 and February 2013, he served as Head of Investment Banking at John Thomas Financial.  Mr. Mirman has extensive experience in financial and securities matters, including in obtaining financing for and providing financial advisory services to micro-cap public companies, including oil and gas and other energy companies.

Mr. Mirman has served as the Managing Director, Investment Banking at T.R. Winston & Company, LLC (“TRW”) since April 2013, and will continue to devote a portion of his time to serving in that role.  Mr. Mirman’s continued service as Managing Director, Investment Banking at TRW will generally be governed by his existing compensation arrangements with TRW.  Mr. Mirman will, however, forego any compensation that would otherwise be received from TRW in connection with financing consummated with the Company, except for the potential lump sum payment of $1,000,000 from TRW upon completion of a financing transaction by the Company as more fully described below.  Pursuant to an Investment Banking Agreement between the Company and TRW (the “Banking Agreement”), TRW has been engaged by the Company to provide certain services in connection with equity and debt financings, strategic planning and business development activities.  TRW has received, and may continue to receive, compensation from the Company pursuant to this Banking Agreement.  TRW may be further engaged from time to time to provide additional services to the Company.  The Banking Agreement provides that, in addition to other compensation, TRW will receive from the Company for its services, a lump sum payment of $1 million upon the receipt by the Company of gross cash proceeds or drawing availability of at least $30,000,000, measured on a cumulative basis and including certain restructuring transactions.  Mr. Mirman’s compensation arrangements with TRW provides that upon TRW’s receipt from the Company of the lump sum payment TRW will make a payment of $1 million to Mr. Mirman.  TRW has provided, and may in the future provide, financial services to competitors of the Company.

In connection with his appointment as the Company’s President, the Company entered into an Employment Agreement with Mr. Mirman (the “Employment Agreement”) dated September 16, 2013.  Pursuant to the terms of the Employment Agreement, Mr. Mirman will serve as the Company’s President until his employment is terminated in accordance with the terms of the Employment Agreement.

The Employment Agreement provides, among other things, that Mr. Mirman will receive an annual salary of $240,000 which will be deferred until the Company has successfully consummated a financing of any kind of not less than $2 million in gross proceeds.  Once the consummated financing is completed, Mr. Mirman will be paid in accordance with the Company’s payroll policies for executives.  Additionally, he was granted 100,000 shares of the Company’s common stock, which vested immediately and are fully paid and non-assessable as an inducement for joining the Company.  Mr. Mirman was granted an option to purchase 600,000 shares of common stock of the Company, at a strike price equal to the Company’s closing share price on the September 16, 2013, which become exercisable upon the date the Company receives gross cash proceeds or drawing availability of at least $30,000,000, measured on a cumulative basis and including certain restructuring transactions.  Mr. Mirman was provided an incentive bonus package and an additional stock option grant, subject to shareholder approval, which will be granted once certain conditions specified in the Employment Agreement are met.

The foregoing summary of the material terms of the Employment Agreement is qualified by reference to the full Employment Agreement, a copy of which is filed as an exhibit to this Current Report of Form 8-K.

Item 7.01 Regulation FD Disclosure.

On September 19, 2013, the Company issued a press release announcing the appointment of Mr. Mirman as President, and the appointment of Mr. Gabbard as Chief Operating Officer. The press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Abraham Mirman, dated September 16, 2013.
99.1	Recovery Energy, Inc. Press Release related to Executive Appointments/Resignations, dated September 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2013	RECOVERY ENERGY, INC.

By: /s/ A. Bradley Gabbard
Chief Financial Officer and Chief Operating Officer